Exhibit 5.2

8750 West Bryn Mawr Avenue, Suite 1300 Chicago, Illinois 60631	Nicholas J. Chulos Executive Vice President, General Counsel and Corporate Secretary Phone: (708) 831-7260 Email: nick.chulos@firstmidwest.com

May 11, 2020

First Midwest Bancorp, Inc.

8750 West Bryn Mawr Avenue, Suite 1300

Chicago, Illinois 60631

Ladies and Gentlemen:

This opinion is being rendered in my capacity as Executive Vice President, General Counsel and Corporate Secretary of First Midwest Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate amount or number of: (i) shares of common stock, par value $0.01 per share; (ii) shares of preferred stock, without par value (the “Preferred Stock”); (iii) warrants; (iv) debt securities; (v) depositary shares (evidenced by depositary receipts) representing interests in shares of Preferred Stock; (vi) stock purchase contracts and stock purchase units; and (vii) units composed of the foregoing (collectively, the “Securities”) of the Company.

In my capacity as general counsel of the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such other investigations as I have deemed necessary or appropriate for the purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. Based upon the foregoing, I am of the opinion that:

1.                                      The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.                                      Based on the Certificate of Good Standing of the Company dated May 11, 2020 issued by the Delaware Secretary of State, the Company is in good standing under the laws of the State of Delaware.

I am a member of the bar of the States of Illinois and Indiana. This opinion relates solely to the General Corporation Law of the State of Delaware, and I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-3 relating to the Securities and to any reference to this opinion in any prospectus or prospectus supplement under the registration statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nicholas J. Chulos

Nicholas J. Chulos
Executive Vice President, General Counsel and Corporate Secretary